[LETTERHEAD OF DELOITTE TOUCHE TOHMATSU]




April 23, 2002


The Directors
Newmont Mining Corporation
1700 Lincoln Street
Denver, Colorado 80203
UNITED STATES OF AMERICA

Dear Sirs

We have made a review, in accordance with Australian Auditing Standards applicable to review engagements, of the unaudited interim financial information of Normandy Mining Limited as of December 31, 2001 and 2000 and for the six month periods then ended, as indicated in our report dated February 5, 2002; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was incorporated by reference in your Current Report on Form 8-K dated March 1, 2002, is being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Yours faithfully
DELOITTE TOUCHE TOHMATSU

/s/ Timothy Biggs
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Timothy Biggs
Partner